Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the         day of                                 ,          by and between                                  (“Executive”) and Orexigen Therapeutics, Inc. (the “Company”) and is contingent on final approval by the Company’s Board of Directors.

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1 “Board” means the Board of Directors of the Company.

1.2 “Cause” means the occurrence of any of the following events:

(a) Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude;

(b) Executive’s willful and continued failure or refusal to follow reasonable instructions of the Chief Executive Officer and/or President of the Company or reasonable policies, standards and regulations of the Company or its affiliates;

(c) Executive’s willful and continued failure or refusal to faithfully and diligently perform the usual, customary duties of her employment with the Company or its affiliates;

(d) Unprofessional, unethical, immoral or fraudulent conduct by Executive;

(e) Conduct by Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or

(f) Executive’s material breach of the Proprietary Information and Inventions Agreement.

An event described in Section 1.2(b) through Section 1.2(f) herein shall not be treated as “Cause” until after Executive has been given written notice of such event, failure or conduct and Executive fails to cure such event, failure, conduct or breach, if curable, within 30 days from such written notice. Failure of the Company to meet financial or performance targets or goals shall not be deemed to be a breach pursuant to Sections 1.2(b) or 1.2(c) herein.

1.3 “Change in Control” means the occurrence of any of the following events:

(a) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept;

(b) a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board;

(c) the consummation of any consolidation, share exchange or merger of the Company (i) in which the stockholders of the Company immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction (or the parent of such surviving/resulting entity), or (ii) in which a stockholder of the Company who does not own a majority of the voting stock of the Company immediately prior to such transaction, owns a majority of the Company’s voting stock immediately after such transaction; or

(d) the liquidation or dissolution of the Company or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures.

1.4 “Company” means Orexigen Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

1.5 “Constructive Termination” means Executive’s Separation from Service as a result of Executive’s voluntary resignation following:

(a) a material reduction in the level of responsibility associated with Executive’s employment with the Company or any surviving entity (other than a change in job title or officer title);

(b) any material reduction in Executive’s level of base salary; or

(c) a relocation of Executive’s principal place of employment by more than 50 miles (other than reasonable business travel required as part of the job duties associated with Executive’s position);

provided, and only in the event that, such change, reduction or relocation is effected by the Company without Cause and without Executive’s consent.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without the Executive’s written consent within 90 days of the occurrence of such event. The Company or any surviving entity shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from Executive. Any Constructive Termination following such 30 day cure period must occur no later than the date that is two years following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent. Executive’s Constructive Termination shall be treated as involuntary.

1.6 “Covered Termination” means an Involuntary Termination Without Cause or Constructive Termination that occurs within the one-month period before the effective date of a Change in Control and the six-month period commencing on the effective date of a Change in Control.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8 “Involuntary Termination Without Cause” means Executive’s Separation from Service as a result of Executive’s dismissal or discharge by the Company other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

ARTICLE II

EMPLOYMENT BY THE COMPANY

2.1 Position and Duties. Subject to terms set forth herein, the Company agrees to employ Executive in the position of                              and Executive hereby accepts such employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of                              and such other duties as are assigned to Executive by the                              of the Company. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2 Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause, upon 30 days’ written notice. If Executive’s employment with the Company is terminated, Executive will be eligible to receive severance benefits to the extent provided in this Agreement. If applicable, upon the date of Executive’s termination of employment with the Company for any reason, Executive shall immediately resign from the Board and the board of directors or comparable body of every subsidiary, parent or other affiliated corporation of the Company, and every committee thereof.

2.3 Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.4 Effective Date. The effective date of this agreement shall be the date in which Executive begins employment with the Company which is anticipated to be                             .

ARTICLE III

COMPENSATION AND BENEFITS

3.1 Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $                 (“Base Salary”), payable on the regular payroll dates of the Company.1

3.2 Annual Bonus. In addition to the Base Salary, Executive will be eligible for an annual performance bonus, equal to up to 50% of the Base Salary, and which is 100% based upon the achievement of the performance goals and objectives to be determined by the compensation committee of the Board (“Annual Bonus”). Such Annual Bonus shall be evaluated and paid no later than December 31 of the calendar year following the calendar year to which such Annual Bonus relates.2

3.3 Stock Options. Subject to approval of the Board or the compensation committee of the Board, Executive shall receive stock options to purchase                  shares of the Company’s common stock pursuant to the Company’s 2007 Equity Incentive Award Plan (the “2007 Plan”). Any stock options granted pursuant to this Section 3.3 shall have an exercise price per share equal to the then-current fair market value per share of the Company’s common stock (as determined pursuant to the 2007 Plan) on the date the grant is approved by the Board or the compensation committee of the Board. Such stock options shall be incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to Section 4.2, 25% of the shares subject to such stock options shall vest on the one year anniversary of your date of hire and the remainder will vest in 36 equal monthly installments over a three year period thereafter, subject to Executive’s continued employment or service with the Company on each such date. Such stock options shall have a ten (10) year term and shall be subject to the terms and conditions of the 2007 Plan and the stock option agreement pursuant to which such stock options are granted to the extent such provisions are not less favorable to Executive than the applicable provisions of this Agreement.

3.4 Signing Bonus. As of the date of this Agreement, Executive has received a signing bonus of $                 from the Company. Such signing bonus is subject to repayment in the event Executive’s employment with the Company is terminated for any reason. Repayment of the signing bonus shall be forgiven by 50 percent on each of the first and second anniversaries of Executive’s commencement of employment with the Company.

[1]	Base salary level to be updated, as appropriate.
[2]	Target bonus level to be updated, as appropriate.

3.5 Vacation and Paid Time Off. Executive shall be entitled to 20 business days of paid vacation each year, accruing on a monthly basis, 2 personal days, and 8 holidays each year.

3.6 Expenses. During the term of this Agreement, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in connection with services rendered on behalf of the Company subject to Executive providing the Company with appropriate substantiation in accordance with Company policy. Any amounts payable under this Section 3.5 shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 3.5 during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

3.7 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees, employed at similar full-time or part-time status, as applicable, generally.

ARTICLE IV

SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1 Severance Benefits. In the event of Executive’s Separation from Service due to an Involuntary Termination Without Cause or a Covered Termination, Executive shall receive any annual base salary that has accrued but is unpaid as of the date of such Involuntary Termination Without Cause or Covered Termination. In addition, subject to Section 4.3(a) below and Executive’s continued compliance with Articles V, VI and VII below, Executive shall also be entitled to continue to be compensated by the Company, at Executive’s annual base salary rate as in effect during the last regularly scheduled payroll period immediately preceding the Involuntary Termination Without Cause or Covered Termination, for a period of nine months, payable over such nine-month period on the regular payroll dates of the Company and subject to applicable tax withholding, beginning no later than the later of (a) sixty (60) days following the date of the Executive’s Separation from Service or (b) sixty (60) days following the effective date of a Change in Control occurring within one-month following Executive’s Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to this Section 4.1 unless, on or prior to the fifty-fifth (55th) day following the date of the Executive’s Separation from Service, Executive has executed an effective waiver and release of claims agreement (the “Release”) in form and substance acceptable to the Company and any applicable revocation period has expired. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive the foregoing installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

4.2 Acceleration of Vesting of Option. In the event of a Change in Control, Executive shall vest in and be able to exercise the stock options held by Executive as to 50% of the unvested shares of common stock then subject to such options. Thereafter, such options shall vest and become exercisable as to any unvested shares of common stock subject to such options in equal monthly installments over the 12 months following the effective date of a Change in Control; provided, however, that in the event that fewer than 12 months remain until such options are fully vested and exercisable, the vesting period for such options shall remain unchanged by the Change in Control. In addition, if within the period beginning on the first day of the calendar month immediately preceding the calendar month in which the effective date of such Change in Control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of the Change in Control occurs, Executive’s employment with the Company (or its successor) terminates due to an Involuntary Termination Without Cause thereof by the Company (or any successor) or due to a Constructive Termination, then all stock options held by Executive shall become fully vested and exercisable as of the later of (a) the date of such termination of Executive’s employment or (b) the date of the Change in Control.

4.3 Section 409A of the Internal Revenue Code.

(a) Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to Section 4.1 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if Executive, at the time of her Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s termination benefits described in Section 4.1 shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 30 days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of her Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(b) Exceptions to Payment Delay. Notwithstanding Section 4.3(a), to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 4.1 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). Accordingly, the severance payments provided for in Section 4.1 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to Section 4.1, by their terms and determined as of the date of Executive’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (A) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (B) the end of the calendar year in which Executive’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Executive’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

(c) Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code). As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.

4.4 Failure to Perform. Notwithstanding any other provision of this Agreement, if Executive shall be discharged by the Company for Cause or if Executive terminates employment other than as a result of a Constructive Termination, then this Agreement shall automatically terminate (except for Article V, Article VII, and Article VIII, which shall continue in effect), and upon such termination, the Company shall have no further obligation to Executive her spouse or estate, except that the Company shall pay to Executive, the amount of her base salary and vacation pay accrued to the date of such termination.

ARTICLE V

PROPRIETARY INFORMATION OBLIGATIONS

5.1 Agreement. Executive agrees to execute and abide by the Company’s standard form of Proprietary Information and Inventions Agreement (“Proprietary Information and Inventions Agreement”).

5.2 Remedies. Executive’s duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

ARTICLE VI

OUTSIDE ACTIVITIES

6.1 Other Activities. Except with the prior written consent of the Chief Executive Officer or President of the Company, Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor; provided that such passive investments will not require services on the part Executive which would in any manner impair the performance of her duties under this Agreement. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

6.2 Competition/Investments. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company.

ARTICLE VII

NONINTERFERENCE

While employed by the Company, and for one year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by (i) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any competitor of the Company or (ii) soliciting or attempting to solicit any client, customer or other person either directly or indirectly, to direct her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Executive’s duties under this Article VII shall survive termination of Executive’s employment with the Company and the termination of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement. This Agreement and the documents and agreements referenced herein constitute the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by an appropriate officer of the Company and Executive. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

8.8 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California through Judicial Arbitration & Mediation Services/ Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within 45 days following any such award, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the 10th anniversary of the date of Executive’s termination of employment. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

8.9 Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

8.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

OREXIGEN THERAPEUTICS, INC.

By:
Eckard Weber, M.D. Interim President and CEO

Accepted and agreed:

NAME

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